Exhibit 99.1

MANITEX INTERNATIONAL REPORTS THIRD QUARTER 2023 RESULTS

Bridgeview, IL, November 2, 2023 – Manitex International, Inc. (Nasdaq: MNTX) (“Manitex” or the “Company”), a leading international provider of truck cranes, specialized industrial equipment, and construction equipment rental solutions to infrastructure and construction markets, today reported financial results for the three months ended September 30, 2023.

THIRD QUARTER 2023 RESULTS

(all comparisons versus the prior year period unless otherwise noted)

•	Net revenue of $71.3 million, +9.7%

•	Gross profit of $16.6 million +34.4%; gross margin of 23.3%, +427 basis points

•	GAAP Net Income of $1.7 million; Adjusted Net Income of $2.9 million, or $0.14 per diluted share

•	Adjusted EBITDA of $8.5 million, +61.7%; Adjusted EBITDA margin of 11.9%, +381 basis points

•	TTM Adjusted EBITDA now 10.2%

•	Backlog of $196.9 million, -4.9%

•	Net leverage of 2.9X, down from 3.9X at December 31, 2022; total liquidity of $29 million

•	Increasing full year guidance

MANAGEMENT COMMENTARY

“Our strong third quarter results demonstrate continued progress on our multi-year business transformation strategy,” stated Michael Coffey, CEO of Manitex. “Revenue, margin realization and Adjusted EBITDA increased materially versus the prior year, while net leverage declined for the fifth consecutive quarter, consistent with our focus on balance sheet optimization.

“Earlier this year we introduced our new strategy, Elevating Excellence, promising targeted commercial growth, improved production output and higher margins,” continued Coffey. “Driven by the extraordinary efforts of our manufacturing team, third quarter revenue increased 10% on an organic basis versus the prior year period. Lifting equipment revenue, when adjusting for year-over-year chassis sale reductions, improved 21% in the quarter. I am very proud of the team and their diligence.”

“The early benefits of our initiatives have meaningfully exceeded expectations, resulting in significant margin expansion and improved profitability for the organization,” continued Coffey. “Third quarter gross margin increased 427 basis points on a year-over-year basis to 23.3%, or more than 200 basis points higher than any quarter we’ve reported in more than five years. We are pleased with the improved margins and see further opportunities in the future.”

“Adjusted EBITDA margin was 11.9% in the third quarter, up nearly 400 basis points from the prior year,” continued Coffey. “Adjusted EBITDA grew 60% in the period. Trailing twelve-month EBITDA margins are now 10.2%, achieving short term goal we set for 2023. We are well positioned and on track to achieve our mid-term goals ahead of schedule.”

“Last quarter we indicated that backlog would begin to decline from historically high levels,” continued Coffey. “The decline is driven by higher production levels, seasonal customer order timing, and modest order intake declines in Western Europe. Our total backlog at quarter end was $197 million and remains 3-times pre-pandemic levels. Year-to-date book-to-build ratios are also strong as is customer sentiment. Given favorable underlying demand within core infrastructure, energy and mining markets, we remain confident that Manitex will continue to deliver the above-market growth outlined in our multi-year plan.”

“Our net debt to trailing twelve-month adjusted EBITDA declined to 2.9x at the end of the third quarter, below our 2023 target of 3.0x,” stated Joseph Doolan, Chief Financial Officer of Manitex. “Throughout 2023, we maintained high levels of working capital, slowing our debt reduction plans. We remain highly focused on further improving working capital efficiency over the coming quarters. Our total liquidity of nearly $29 million, which includes total cash and availability under our credit facilities, provides us with ample financial flexibility to support our organic growth initiatives into 2024.”

“At Manitex, we’re building a highly efficient equipment solutions platform equipped to drive sustained, profitable growth through the cycle,” stated Coffey. “Our third quarter results highlight both the measurable progress we’ve made on our internal initiatives in a relatively short period of time, while signaling the significant growth potential evident within our business. Based on our strong third quarter results and the continued momentum in our business, we are pleased to be raising our full-year 2023 guidance and remain on-track to achieve our 2025 financial targets detailed in our Elevating Excellence strategy.”

THIRD QUARTER 2023 PERFORMANCE

Manitex reported net revenue of $71.3 million in the third quarter 2023, an increase of 9.7% versus the prior-year period, driven by growth in the lifting segment. Revenue growth was negatively impacted by $4.0 million, or approximately 6%, due to lower truck chassis sales, which are largely pass-through revenue items. The Company continues to expect lower chassis sales to be a headwind to reported sales growth and a benefit to reported gross margin in 2023.

Lifting Equipment Segment revenue was $63.7 million in the third quarter 2023, an increase of 11%, versus the prior-year period, or an increase of 21% when excluding the impact of truck chassis sales in the quarter. The sales growth is a direct result of improvements in manufacturing throughput, as well as favorable demand trends in both domestic and international markets. In North America, strong project activity from energy and infrastructure markets continues to drive robust activity levels, while international markets are benefitting from infrastructure projects in Europe and continued strength from mining activity in South America.

Rental Equipment Segment revenue was $7.6 million in the third quarter 2023, supported by strong end-market demand in key North Texas markets, including contribution from the Lubbock, Texas location that opened in March 2023. The Rabern business benefitted from the deployment of new rental fleet acquired in 2022, pricing gains, and our expansion into the Lubbock market.

Total gross profit was $16.6 million in the third quarter, an increase from $12.3 million in the prior-year period due to revenue growth, operational improvement initiatives, improved pricing realization and sales mix. As a result of these factors, gross profit margin increased 427 basis points to 23.3% during the third quarter 2023. The higher US-based steel prices that were a headwind during the second quarter were less of a factor during the third quarter, as the Company has successfully implemented product surcharges in an effort to offset the rising price of steel.

SG&A expense was $10.5 million for the third quarter, compared to $10.4 million for the comparable period last year. R&D costs of $0.9 million were up modestly from $0.7 million last year.

Operating income was $5.2 million for the third quarter 2023, compared to $1.2 million for the same period last year. Third quarter operating margin was 7.3%, an improvement from 1.9% in the prior year period. The year-over-year improvement in operating income was driven by the strong operating performance and disciplined cost control.

The Company delivered GAAP Net Income of $1.7 million, or $0.08 per diluted share, for the third quarter 2023, compared to a net loss of ($3.4) million, or ($0.17) per diluted share, for the same period last year.

Adjusted EBITDA was $8.5 million for the third quarter 2023, or 11.9% of sales, compared to $5.2 million, or 8.0% of sales, for the same period last year. See Non-GAAP reconciliations in the appendix of this release.

As of September 30, 2023, total backlog was $196.9 million, down 4.9% from the end of the third quarter 2022, driven by the increased production velocity.

BALANCE SHEET AND LIQUIDITY

As of September 30, 2023, total debt was $91.3 million. Cash and cash equivalents as of September 30, 2023, were $4.9 million, resulting in net debt of $86.4 million, an improvement of $1.4 million for the quarter. Net leverage was 2.9x at the end of third quarter 2023, down from 3.9x at the end of fourth quarter 2022. As of September 30, 2023, Manitex had total cash and availability of approximately $29 million.

FINANCIAL OUTLOOK

Based on the better than expected third quarter results and continued momentum in the business, the Company increased financial guidance for the full-year 2023. The increased financial targets reflect the underlying strength of the Company’s end markets, market share gains, and margin improvements driven by operational benefits from the Elevating Excellence initiatives. The Company’s updated financial targets are detailed in the following table.

($ in millions)
	Full-Year 2022 Actual	Full-Year 2023
Total Revenue	$273.9	$285 to $290
Total Adjusted EBITDA	$21.3	$28 to $30
Total Adjusted EBITDA Margin	7.8%	9.7% to 10.5%

These targets are current as of the time provided and subject to change, given markets conditions.

THIRD QUARTER 2023 RESULTS CONFERENCE CALL

Manitex will host a conference call today at 9:00 AM ET to discuss the Company’s third quarter 2023 results and updated corporate strategy.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the Manitex website at https://www.manitexinternational.com/eventspresentations.aspx, and a replay of the webcast will be available at the same time shortly after the webcast is complete.

To participate in the live teleconference:

Domestic Live:	(855) 327-6837
International Live:	(631) 891-4304

To listen to a replay of the teleconference, which will be available through August 17, 2023:

Domestic Replay:	(844) 512-2921
International Replay:	(412) 317-6671
Passcode:	10022684

NON-GAAP FINANCIAL MEASURES AND OTHER ITEMS

In this press release, we refer to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management uses to evaluate operating performance, to establish internal budgets and targets, and to compare the Company’s financial performance against such budgets and targets. These non-GAAP measures, as defined by the Company, may not be comparable to similarly titled measures being disclosed by other companies. While adjusted financial measures are not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe these measures are useful to investors in assessing our operating results, capital expenditures and working capital requirements and the ongoing performance of its underlying businesses. A reconciliation of Adjusted GAAP financial measures is included with this press release. All per share amounts are on a fully diluted basis. The quarterly amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of the dates indicated.

ABOUT MANITEX INTERNATIONAL

Manitex International is a leading provider of mobile truck cranes, industrial lifting solutions, aerial work platforms, construction equipment and rental solutions that serve general construction, crane companies, and heavy industry. The company engineers and manufactures its products in North America and Europe, distributing through independent dealers worldwide. Our brands include Manitex, PM, Oil & Steel, Valla, and Rabern Rentals.

FORWARD-LOOKING STATEMENTS

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

IR CONTACT

Paul Bartolai or Noel Ryan

MNTX@val-adv.com

MANITEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current assets
Cash	$4,673	$7,973
Cash – restricted	203	217
Trade receivables (net)	47,114	43,856
Other receivables	1,059	1,750
Inventory (net)	85,186	69,801
Prepaid expense and other current assets	2,748	3,907

Total current assets	140,983	127,504

Total fixed assets, net of accumulated depreciation of $28,382 and $22,441 at September 30, 2023 and December 31, 2022, respectively	48,747	51,697
Operating lease assets	7,498	5,667
Intangible assets (net)	12,769	14,367
Goodwill	36,674	36,916
Deferred tax assets	452	452

Total assets	$247,123	$236,603

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$50,665	$45,682
Accrued expenses	13,780	12,379
Related party payables (net)	13	60
Notes payable	18,640	22,666
Current portion of finance lease obligations	579	509
Current portion of operating lease obligations	1,998	1,758
Customer deposits	2,220	3,407

Total current liabilities	87,895	86,461

Long-term liabilities
Revolving term credit facilities (net)	48,259	41,479
Notes payable (net)	20,857	22,261
Finance lease obligations (net of current portion)	2,940	3,382
Operating lease obligations (net of current portion)	5,500	3,909
Deferred gain on sale of property	367	427
Deferred tax liability	4,574	5,151
Other long-term liabilities	5,057	5,572

Total long-term liabilities	87,554	82,181

Total liabilities	175,449	168,642

Commitments and contingencies
Equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at September 30, 2023 and December 31, 2022	—	—
Common Stock—no par value 25,000,000 shares authorized, 20,252,114 and 20,107,014 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	134,294	133,289
Paid-in capital	5,014	4,266
Retained deficit	(71,182)	(73,338)
Accumulated other comprehensive loss	(6,261)	(5,822)

Equity attributable to shareholders of Manitex International	61,865	58,395
Equity attributed to noncontrolling interest	9,809	9,566

Total equity	71,674	67,961

Total liabilities and equity	$247,123	$236,603

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net revenues	$71,331	$65,037	$212,736	$195,034
Cost of sales	54,746	52,693	166,806	160,198

Gross profit	16,585	12,344	45,930	34,836
Operating expenses
Research and development costs	$861	$659	2,512	2,095
Selling, general and administrative expenses	10,545	10,440	32,342	30,317
Transaction costs	—	37	—	2,236

Total operating expenses	11,406	11,136	34,854	34,648

Operating income (loss)	5,179	1,208	11,076	188
Other income (expense)
Interest expense	(1,997)	(1,409)	(5,658)	(2,982)
Interest income	141	—	141	3
Foreign currency transaction gain (loss)	(883)	175	(1,656)	268
Other income (expense)	196	(2,852)	(541)	(1,864)

Total other expense	(2,543)	(4,086)	(7,714)	(4,575)

Income (loss) before income taxes	2,636	(2,878)	3,362	(4,387)
Income tax expense (benefit)	742	206	962	570

Net income (loss)	1,894	(3,084)	2,400	(4,957)

Net income (loss) attributable to noncontrolling interest	194	288	243	442

Net income (loss) attributable to shareholders of Manitex International, Inc.	$1,700	$(3,372)	$2,157	$(5,399)

Income (loss) per share
Basic	$0.08	$(0.17)	$0.11	$(0.27)
Diluted	$0.08	$(0.17)	$0.11	$(0.27)
Weighted average common shares outstanding
Basic	20,252,114	20,094,475	20,193,696	20,039,981
Diluted	20,254,830	20,094,475	20,196,255	20,039,981

Net Sales and Gross Margin
	Three Months Ended
	September 30, 2023		June 30, 2023		September 30, 2022
	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted
Net sales	$71,331	$71,331	$73,534	$73,534	$65,037	$65,037
% change Vs Q2 2023	(3.0%)	(3.0%)
% change Vs Q3 2022	9.7%	9.7%
Gross margin	16,585	16,585	14,935	14,935	12,344	12,354
Gross margin % of net sales	23.3%	23.3%	20.3%	20.3%	19.0%	19.0%

Backlog	Sept 30, 2023	June 30, 2023	Mar 31, 2023	Dec 31, 2022	Sept 30, 2022
Backlog from continuing operations	196,872	223,236	238,096	230,206	207,032
Change Versus Current Period		(11.8%)	(17.3%)	(14.5%)	(4.9%)

Backlog is defined as orders for equipment which have not yet shipped as well as orders by foreign subsidiaries for international deliveries. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand.

Backlog is not necessarily indicative of sales to be recognized in a specified future period.

Reconciliation of Net Income (Loss) Attributable to Shareholders of Manitex International, Inc. to Adjusted Net Income

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Net income (loss) attributable to shareholders of Manitex International, Inc.	$1,700	$404	$(3,372)
Adjustments, including net tax impact	1,222	1,307	4,077
Adjusted net income (loss) attributable to shareholders of Manitex International, Inc.	$2,922	$1,711	$705
Weighted diluted shares outstanding	20,254,830	20,209,959	20,094,475
Diluted earnings (loss) per share as reported	$0.08	$0.02	$(0.17)
Total EPS effect	$0.06	$0.06	$0.21
Adjusted diluted earnings (loss) per share	$0.14	$0.08	$0.04

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Net Income (loss)	$1,894	$532	$(3,084)
Interest expense	1,856	1,896	1,409
Tax expense	742	207	206
Depreciation and amortization expense	2,739	2,869	2,614

EBITDA	$7,231	$5,504	$1,145
Adjustments:
Stock compensation	$457	$588	$749
FX	883	718	(175)
Pension settlement	(118)	—	—
Litigation / legal settlement	—	—	3,171
Severance / restructuring costs	—	—	294
Rabern transaction costs	—	—	37
Other	—	—	5

Total Adjustments	$1,222	$1,306	$4,081

Adjusted EBITDA	$8,453	$6,810	$5,226

Adjusted EBITDA as % of sales	11.9%	9.3%	8.0%

Net Debt
	September 30, 2023	June 30, 2023	September 30, 2022
Total cash & cash equivalents	$4,876	$7,302	$11,865
Notes payable - short term	$18,640	$23,857	$16,486
Current portion of finance leases	579	555	487
Notes payable - long term	20,857	21,585	23,829
Finance lease obligations - LT	2,940	3,093	3,518
Revolver, net	48,259	45,982	53,152

Total debt	$91,275	$95,072	$97,472

Net debt	$86,399	$87,770	$85,607

Net debt is calculated using the Consolidated Balance Sheet amounts for current and long-term portion of long-term debt, capital lease obligations, notes payable, and revolving credit facilities minus cash and cash equivalents.